Exhibit 99.1

For:	Calavo Growers, Inc.

Contact:	Lee E. Cole
Chairman, President and CEO
(805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES

RECORD FISCAL 2015 THIRD QUARTER RESULTS

Third Quarter Highlights Include:

•	Revenues and Gross Margins Reach New Historic Highs for Any Quarter in Company History; Paced by Growth in All Three Business Segments
•	Net Income Equals $8.6 Million Which Exceeds Prior Year Net Income of $1.6 Million
•	Gross Margin Reaches $24.3 Million, up 20.3 Percent from $20.2 Million; 120 Basis Point Improvement Year-over-Year
•	Fresh Avocado Unit Volume Climbs 15 Percent

Year-To-Date Highlights Include:

•	Gross Margin Equal $65.1 Million, up 23.4 Percent from $52.7 Million
•	Chairman and CEO Cole Affirms Fiscal 2015 Outlook for Record Revenue, EPS
•	New Calavo Florida Facility Set to Open in December; Facility Will Enable Increased Penetration of Avocados, Guacamole and Fresh Food to the Southeastern U.S.
•	Guzman, Jalisco, Mexico Packinghouse Will Come Online First Quarter of Fiscal 2016
•	Forecast for 2016 Total Consumption of 2.5 Billion Pounds, up from 2.0 Billion Pounds in 2015–Growth of approximately 25 Percent

SANTA PAULA, Calif. (Sept. 3, 2015)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and expanding provider of value-added fresh foods, today reported record fiscal 2015 third-quarter and nine-month operating results.  Revenues, gross margin and net income reached new all-time quarterly highs, stated the company.

For the three months ended July 31, 2015, net income totaled $8.6 million, equal to $0.50 per diluted share.  This compares with adjusted net income of $8.4 million (see discussion/reconciliation below), or diluted earnings per share of $0.53, in the third quarter last year.  Per share results for the current year reflect a 10.3 percent increase in weighted average shares outstanding from the fiscal 2014 corresponding quarter owing primarily to contingent purchase consideration related to the company’s acquisition of

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Calavo Announces Record Fiscal 2015 Third Quarter Results/2-2-2

Renaissance Food Group, LLC (RFG). In addition, net income for the third fiscal 2015 quarter was impacted due to nearly $1.2 million in unusual expenses related principally to senior management transition and legal fees associated with Calavo’s fiscal 2014 earnings restatement, which are discussed further in the SG&A section below. Without the $1.2 million in expenses, which equal $0.04 per diluted share net of income tax, Calavo’s adjusted earnings per share in the most recent quarter would have been $0.54.

Last year’s fiscal third quarter results also include contingent consideration expense related to the earn-out liability associated with the acquisition of RFG which, net of income tax, approximated $14.5 million, equal to $0.93 per diluted share.  In the fiscal 2014 third quarter, Calavo also recorded a gain on the deconsolidation of FreshRealm, LLC which, net of income tax, equaled $7.6 million, or $0.49 per diluted share.  Including the two aforementioned items, reported fiscal 2014 third quarter net income totaled $1.6 million, or $0.09 per diluted share.

Third quarter revenues grew 6.3 percent to $232.5 million from $218.7 million in the corresponding fiscal 2014 period.  Gross margin in the most recent quarter climbed to $24.3 million, equal to 10.4 percent of revenues, which compares with $20.2 million, or 9.2 percent of revenues, in the prior-year third period.  Income from operations grew to $13.7 million from $11.5 million (adjusted income from operations) in last year’s third quarter.

Calavo Chairman and Chief Executive Officer Lee E. Cole stated: “Calavo posted an excellent operating performance during the third quarter and registered increases in many key metrics. Our business model of having diversified revenue and profit drivers continues to serve Calavo well.  Total revenues and gross profit rose to new highs for any single period in company history paced by increases for those metrics in each of Calavo’s three business segments.

“These operating results are anchored by the strength of our core fresh avocado business, where we packed 15 percent more units in the most recent period versus the

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Calavo Announces Record Fiscal 2015 Third Quarter Results/3-3-3

third quarter last year.  This upward trend line is indicative of our category leadership in an industry where consumer demand is increasing at an impressive rate,” said Cole.

The Calavo CEO continued: “The RFG business segment turned in another solid quarter with revenues rising again on both a sequential and year-over-year basis.  Year to date, RFG revenues have climbed more than 18 percent, as its footprint in the refrigerated packaged goods category continues to grow through new customer penetration, expanded sales to existing customers and continued product-line diversification.  Although RFG sales growth moderated in the most-recent quarter, that is principally a function of the timing and pipeline for business development efforts, which we believe will continue strong for the years ahead.

“And, the Calavo Foods business segment again made solid incremental contribution to overall company results.  Our prepared avocado operations leveraged strong production management with beneficial fruit costs in the most recent period to power results in the segment.”

For the nine months ended July 31, 2015, net income climbed to $22.4 million, or $1.29 per diluted share, from $1.3 million, equal to $0.08 per diluted share.  Prior-year results include contingent consideration expense primarily related to the revaluation of earn-out liability associated with the acquisition of RFG.  Net of income tax, those non-cash operating expenses approximated $25.4 million, or $1.61 per diluted share.  Excluding those expenses—but including the non-recurring gain from the deconsolidation of FreshRealm—adjusted net income for the initial nine months of 2014 totaled $26.7 million or $1.69 per diluted share. In the prior year, excluding FreshRealm and RFG, nine-month net income totaled $19.1 million, or $1.21 per diluted share.

Revenues in the initial nine months of fiscal 2015 rose $67.1 million, or 11.5 percent, to $648.8 million from $581.8 million in the corresponding fiscal 2014 period.  Gross margin rose sharply to $65.1 million, equal to 10.0 percent of revenues, from $53.6 million (adjusted), or 9.2 percent of revenues, in the fiscal 2014 initial nine months.  Operating income reached $34.9 million for the nine month period, an

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Calavo Announces Record Fiscal 2015 Third Quarter Results/4-4-4

increase of 30.0 percent from $26.8 million (adjusted) in the corresponding nine months last year.

In the Fresh business segment, revenues rose to $135.8 million, an increase of 4.6 percent from $129.8 million in the like quarter of fiscal 2014.  Fresh segment gross margin totaled $9.7 million, equal to 7.1 percent of segment sales, which compares with $9.5 million, or 7.3 percent of segment sales, in the year-earlier third quarter.  Total fresh units packed in the most recent quarter rose 10 percent to 4.4 million, which compares with approximately 4.0 million units in corresponding fiscal 2014 period.  The aforementioned 15 percent increase in fresh avocado volume was partially offset by fewer diversified produce units in the most recent quarter.

RFG business segment revenues grew 10.3 percent to $79.2 million from $71.8 million in the fiscal 2014 third quarter.  RFG segment gross margin totaled $8.5 million, or 10.8 percent of segment sales, from $7.6 million, or 10.6 percent of segment sales, in the corresponding quarter last year. RFG revenue growth reflects continued penetration into the retail grocery channel, as well as popular acceptance for its broad portfolio of product offerings.

Third-quarter revenues in the Calavo Foods business segment edged slightly upward to $17.5 million from $17.1 million in the corresponding period last year.  Gross margin in the Calavo Foods segment jumped $2.2 million to $6.1 million, or 34.7 percent of segment sales, from $3.8 million, or 22.5 percent of segment sales, in the fiscal 2014 third quarter.  The sharply higher segment gross profit is attributable principally to beneficial pricing for avocados used in prepared products and to favorable currency exchange rates.

Selling, general and administrative (SG&A) expense in the fiscal 2015 third quarter totaled $10.6 million, equal to 4.6 percent of revenues, which compares with $9.4 million, or 4.3 percent of revenues, in the like period last year.  The nearly $1.2 million increase in SG&A is primarily attributable to unanticipated as well as non-recurring charges related to recent senior management team transitions, as well as legal

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Calavo Announces Record Fiscal 2015 Third Quarter Results/5-5-5

expense associated with pending shareholder litigation related to Calavo’s earnings restatement.  SG&A as a percentage of gross margin improved to 43.7 percent in the most recent quarter versus 45.0 percent in the third quarter last year.

Outlook

CEO Cole stated: “Calavo enters the final quarter of fiscal 2015 in a strong position—operationally and financially—which we view as a good indicator for our company’s direction in fiscal 2016, as well.

“Calavo avocado volume growth, as we previously forecast, continues to track in the solid double-digit range. Our avocado operations in Mexico are performing at a very high level—capitalizing on availability and pricing that has been highly beneficial to Calavo’s performance in the current fiscal year.  We do not anticipate that changing in the near term.

“We are truly in a long-term growth period for avocados.  Total consumption continues to grow and is on target to exceed 2 billion pounds this year.  More importantly, early projections indicate that consumption is expected to grow to 2.5 billion pounds in 2016—an increase of approximately 25 percent.  Calavo is positioned to build upon its avocado category leadership.  We expand into a second Mexico growing region via our new packinghouse in Guzman, Jalisco, which will come online in first quarter of fiscal 2016, allowing us to meet the growing demand. Jalisco and the new facility are indicative of the growth prospects in the Fresh division, with avocado consumption growth in the U.S. expected to continue for many years into the future.

Cole continued: “RFG continues to execute well as its upward fiscal 2015 sales trend line evidences.  We expect RFG segment revenues to finish the current fiscal year approximately 15 percent ahead of fiscal 2014.  Going forward, investment in facility-expansion initiatives will support a substantially larger RFG infrastructure, product platform, and sales and profit growth in 2016 and beyond. With its on-demand production, just-in-time distribution and outstanding, high-quality product lineup, RFG is in an ideal position in the fast-growing refrigerated fresh packaged goods category.

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Calavo Announces Record Fiscal 2015 Third Quarter Results/6-6-6

“Calavo Foods has delivered a solid operating performance to date in fiscal 2015.  While year-to-date segment sales growth has been modest, gross margin has increased about 50 percent.  With a solid customer base across both the retail grocery and foodservice channels, we are working to accelerate top-line growth and are optimistic about the outlook in the Calavo Foods segment.

“I am also pleased to announce that Calavo will be opening a new 208,000 square-foot facility in Jacksonville, Fla., this December. This will be the first fully shared operation between all the major divisions of Calavo—Fresh, Calavo Foods and RFG—and will provide us the base for greater business penetration into Southeastern U.S. markets. Through this facility, we will be able to fully leverage synergies between Calavo business units and expect it to contribute revenue and profit growth over time.”

Cole continued: “FreshRealm, in which Calavo holds a meaningful ownership interest, continues building toward full commercialization. FreshRealm is generating interest and inquiry in its patented shipping Vessel and cloud-based technology food distribution model, and expects to release a new program into the market by the end of the calendar year.”

“I am gratified by Calavo’s excellent performance to date in fiscal 2015 and am highly optimistic about the balance of this year and fiscal 2016.  The Calavo platform—with its breadth and depth of operational and financial resources—has never been stronger.  We are on path to report record revenues and earnings per share for the current fiscal year,” Cole concluded.

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce.

An expanding provider of value-added fresh food, the company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus, salsa and tortilla chips under the respected Calavo brand name. Calavo’s wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy,

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Calavo Announces Record Fiscal 2015 Third Quarter Results/7-7-7

high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of

1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s latest, filed Annual Report on Form 10-K. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	July 31,	October 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$5,536	$6,744
Accounts receivable, net of allowances of $1,797 (2015) and $3,248 (2014)	66,147	56,618
Inventories, net	31,574	30,975
Prepaid expenses and other current assets	19,263	19,528
Advances to suppliers	2,746	3,258
Income taxes receivable	978	2,627
Deferred income taxes	3,294	3,294
Total current assets	129,538	123,044
Property, plant, and equipment, net	66,446	57,352
Investment in Limoneira Company	35,591	44,355
Investment in unconsolidated entities	19,760	18,380
Deferred income taxes	15,354	12,287
Goodwill	18,262	18,262
Other assets	7,753	9,784
	$292,704	$283,464
Liabilities and Shareholders' equity
Current liabilities:
Payable to growers	$15,035	$6,660
Trade accounts payable	19,510	15,065
Accrued expenses	19,679	25,303
Short-term borrowings	36,080	35,900
Dividend payable	—	12,970
Current portion of long-term obligations	3,006	5,099
Total current liabilities	93,310	100,997
Long-term liabilities:
Long-term obligations, less current portion	624	2,791
Total long-term liabilities	624	2,791
Commitments and contingencies
Noncontrolling interest, Calavo Salsa Lisa	270	270
Total shareholders’ equity	198,500	179,406
	$292,704	$283,464

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	July 31,		July 31,
	2015	2014	2015	2014

Net sales	$232,450	$218,702	$648,830	$581,761
Cost of sales	208,172	198,526	583,772	529,052
Gross margin	24,278	20,176	65,058	52,709
Selling, general and administrative	10,620	9,738	30,116	27,175
Contingent consideration related to RFG acquisition	—	23,249	—	39,503
Operating income (loss)	13,658	(12,811)	34,942	(13,969)
Interest expense	(195)	(220)	(654)	(768)
Gain on deconsolidation of FreshRealm	—	12,622	—	12,622
Other income, net	88	120	514	525
Income (loss) before provision for income taxes	13,551	(289)	34,802	(1,590)
Provision (benefit) for income taxes	4,910	(1,780)	12,390	(2,423)
Net income	8,641	1,491	22,412	833
Add: Net loss attributable to noncontrolling interest	—	60	—	506
Net income attributable to Calavo Growers, Inc.	$8,641	$1,551	$22,412	$1,339

Calavo Growers, Inc.’s net income per share:
Basic	$0.50	$0.10	$1.30	$0.08
Diluted	$0.50	$0.09	$1.29	$0.08
Number of shares used in per share computation:
Basic	17,301	15,760	17,291	15,760
Diluted	17,386	17,667	17,354	17,230

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT

	Fresh	Calavo
	products	Foods	RFG	Total
Three months ended July 31, 2015
Net sales	$135,770	$17,485	$79,195	$232,450
Cost of sales	126,105	11,415	70,652	208,172
Gross margin	$9,665	$6,070	$8,543	$24,278
Three months ended July 31, 2014
Net sales	$129,832	$17,093	$71,777	$218,702
Cost of sales	120,318	13,253	64,955	198,526
Gross margin	$9,514	$3,840	$6,822	$20,176

For the three months ended July 31, 2015 and 2014, inter-segment sales and cost of sales for Fresh products totaling $7.8 million and $6.9 million were eliminated.  For the three months ended July 31, 2015 and 2014, inter-segment sales and cost of sales for Calavo Foods totaling $4.3 million and $4.4 million were eliminated.

	Fresh	Calavo
	products	Foods	RFG	Total
Nine months ended July 31, 2015
Net sales	$385,272	$47,001	$216,557	$648,830
Cost of sales	355,991	31,725	196,056	583,772
Gross margin	$29,281	$15,276	$20,501	$65,058
Nine months ended July 31, 2014
Net sales	$353,506	$45,066	$183,189	$581,761
Cost of sales	328,101	34,811	166,140	529,052
Gross margin	$25,405	$10,255	$17,049	$52,709

For the nine months ended July 31, 2015 and 2014, inter-segment sales and cost of sales for Fresh products totaling $26.9 million and $24.5 million were eliminated.  For the nine months ended July 31, 2015 and 2014, inter-segment sales and cost of sales for Calavo Foods totaling $11.8 million and $12.0 million were eliminated.